Exhibit 4.26

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN *.

Director Global Licensing & Business Development

Ranbaxy Laboratories Limited

19 Nehru Place

New Delhi

110019

India

4 October 2002

Dear Sir

I am writing in accordance with Clause 23 of the licensing and supply agreement between the Ranbaxy Laboratories Limited (“Ranbaxy”), KS Avicenna Inc. (“KSA”) and KS Biomedix Limited (“KSB”) (“the Supply Agreement”) dated 1 October 2002, to give notice of the agreed amendments to the Supply Agreement following further discussion between the Parties. For ease of reference all paragraph references in this letter relate to those used in the Supply Agreement. Please can you arrange for the enclosed copy of this letter to be counter signed where appropriate by an authorised representative of Ranbaxy and thereafter returned to us for our records.

The Parties acknowledge the further discussions that have taken place regarding both consideration and price for supply of goods, the content of which is documented for the purpose of determination of price in Clause 11 of the Supply Agreement.

Price (Clause 11)

The existing Clause 11.1 to 11.4 concerning Price shall be deleted in its entirety and shall be replaced by the following wording:

“

11.1	The price for supply of Product in the first Year of this Agreement is determined on the basis of Ranbaxy’s estimate of the commercial sales value achievable in the Territory of US$* per course of treatment, each course comprising two doses giving a per dose cost of US$* (“Estimated Sales Price Per Dose”).

11.2	The Price for supply of Product in each subsequent Year of this Agreement will be determined by the actual average net sales price per dose actually achieved by Ranbaxy and its Affiliates or Distributors to third parties in the twelve months immediately prior to the start of each subsequent Year (“Actual Average Sales Price Per Dose”)

11.3	Ranbaxy shall pay to KSB a price per dose equivalent to * of the Estimated Sales Price Per Dose in respect of the first Year, and * of the Actual Average Sales Price Per Dose as calculated for each subsequent Year for all doses of Product supplied by KSB to Ranbaxy.

11.4	The Price shall be on the basis of delivery C&F under clause 9.3, and shall be inclusive of any Value Added Tax, Canadian GST or any other equivalent sales tax in accordance with Clause 4. For the avoidance of doubt, in the event that Custom Duty, Countervailing Duty, Excise Duty or any other special Duty applicable to the Product is levied by the Government of India, such cost will be for the account of Ranbaxy.

11.5	All payments for Product supplied by KSB shall be made in United States dollars against Document of Acceptance at 90 days from the date of delivery to Ranbaxy at the designated port of destination.

11.6	At the end of each Year Ranbaxy will procure the preparation of a certificate by its auditors of the actual sales of Product in the Year and setting out any appropriate deductions as defined in the License Agreement to support the reported Net Sales. Each of Ranbaxy, KSA and KSB hereby agree that an adjustment will be made within 15 days of receipt of the auditor’s certificate by the parties to adjust the Price paid during the year per dose of Product supplied by KSB to the price which would be arrived at by applying * to the actual average net sales price per dose achieved by Ranbaxy during the Year. Schedule 1 attached to this letter provides a worked example of the above pricing mechanism. In the case of an underpayment Ranbaxy will make payment to KSB representing the difference between the cost of goods paid during the year and the revised cost of goods calculated above. Such payment will be made in US dollars to the account specified by KSB. In the event of an overpayment, KSB will make payment to Ranbaxy in accordance with instructions provided as necessary by Ranbaxy.

11.7	The price shall be reviewed during the Term at the request of either Party in the event of:

11.7.1	any material change in the market conditions with respect to the Product in the Territory, due to which the sales price falls by more than 10%;

11.7.2	any material change in the cost of manufacture of the Product;

11.7.3	any material change in the Exchange Rate between US dollars and Indian rupees.

In the event that the commercial viability of the Product in the Territory is considered to be adversely affected by the then current price the parties will negotiate in good faith a new price such that the commercial viability of the Product is secured. If the representatives of the parties are unable to resolve any issue it shall be referred to the chief executive officer of KSB and the Head – India Business Region for RANBAXY under Clause 24.1.

11.8

Upon the written request of KSB, RANBAXY shall permit an independent public accounting firm of recognized standing selected by KSB to have access during normal business hours and upon reasonable prior written notice, to such of the records of RANBAXY as may reasonably be necessary to verify the accuracy of the calculations of Net Sales for any Year ending not more than one (1) Years prior to the date of such request. In the event that the accountants audit finds an underpayment of 10% or more has been made, RANBAXY shall also pay the cost of that audit up to a maximum amount of US$4,000. For all other costs of audits carried out for the purpose of this clause, including any amounts over and above the US$4,000 payable in the above circumstances by Ranbaxy, shall be for the account of KSB.

This letter forms part of the Supply Agreement and should be read in conjunction with the Supply Agreement dated 2 October 2002.

Yours faithfully

/s/
Director For and on behalf of KS Biomedix Limited

/s/
Director For and on behalf of KS Avicenna Inc.

Accepted

/s/
Director Global Licensing & Business Development For and on behalf of Ranbaxy Laboratories Limited

Schedule I

Worked Pricing Example

			Units	Price US$	US$
Year 1
	1	Ranbaxy purchases * doses of TransMID
		Invoiced	*	*	*
		Less rebate of advance			*
		Net Paid			*
	2	Ranbaxy purchases * doses of TransMlD	*	*	*
		Less Rebate of Advance – limited to *cumulative)			*
		Net Paid			*
	3	Ranbaxy purchases* doses of TransMID	*	*	*
		Less Rebate of Advance			*
		Net Paid			*
End Year 1
		Actual doses sold	*
		Average Net Sales price per dose		*
		Price per Dose supplied should be		*
		Units purchased	*
		Actual Cost to Ranbaxy			*
		Less Rebate due to Ranbaxy			*
		Less Actually Paid by Ranbaxy			*
		Overpayment to be refunded by KSB			*
Year 2
		Opening Stock	*
		Ranbaxy adjusted price of stock in hand		*
	*	Ranbaxy purchases * doses of TransMID	*	*	*
		Less Rebate of Advance			*
		Net Paid			*
End Year 2
		Actual doses sold	*
		Average Net Sales price per dose		*
		Price per Dose supplied should be		*
		Units purchased including stock	*
		Actual Cost to Ranbaxy			*
		Less Rebate due to Ranbaxy			*
		Less Actually Paid by Ranbaxy			*
		Adjust carrying value of opening stock			*
		Underpayment to be made to KSB			*
Year 3
		Opening Stock	*
		Ranbaxy adjusted price of stock In hand		*
	*	Ranbaxy purchases * doses of TransMID	*	*	*
		Less Rebate of Advance			*
		Net Paid			*
End Year 3
		Actual doses sold	*
		Average Net Sales price per dose		*
		Price per Dose supplied should be		*
		Units purchased Including stock	*
		Actual Cost to Ranbaxy			*
		Less Rebate due to Ranbaxy			*
		Less Actually Paid by Ranbaxy			*
		Adjust carrying value of opening stock			*
		Overpayment to be refunded to KSB			*
Reconciliation
Amounts paid by Ranbaxy
			Units	Price	Real Cost
		1	*	*	*
		2	*	*	*
		3	*	*	*
		4	*	*	*
		5	*	*	*

			*		*
		Less Rebate			*
Annual Price Adjustments
		Year 1			*
		2			*
		3			*
*
Correct payment based on sales
			*	*	*
			*	*	*
			*	*	*

*
		Less Rebate			*
*